FLORIDA COMMUNITY BANKS, INC.
1400 North 15th Street
Immokalee, Florida 34142
239-657-3171 Voice
239-657-8482 Facsimile


November 12, 2002

Dear Shareholder,

The Board of Directors and management of Florida Community Banks, Inc. have three primary management objectives to consider.

>> First and foremost we must operate your company in a safe and sound manner in order to promote long-term profits and thereby a solid return on your investment.

>> Second, we must be sure that we fairly and adequately address the financial needs of the communities we serve.

>> Finally, we must consider what business strategies and philosophies will result in our achieving the greatest overall shareholder value over time.

In consideration of this third objective, there are three areas that have come to the forefront recently and are the subject of this letter.

>> First, the tremendous growth of our primary subsidiary, Florida Community Bank, has provided significant value to shareholders, but also has created a need for additional capital to meet regulatory requirements as well as sound business practices.

>>   Second,  a  number  of  shareholders   have  approached  us  regarding  the
     establishment of a dividend reinvestment plan.

>> Third, we want to be sure that we maintain liquidity for Florida Community Banks, Inc. stock so that those who choose to sell stock have the ability to do so at a fair price and within a reasonable period of time.

Based on these three factors we are proposing a significant change in our dividend policy. We believe the following plan addresses these objectives and will maximize the value of your investment.

The concept is a simple one. For the foreseeable future, we will discontinue the payment of cash dividends and instead concentrate on stock dividends or splits. At first reading, I am sure that many of you are asking yourselves how this could possibly have a positive impact on the value of your investment. Please consider the following and then if you have additional questions or concerns, give me a call and I will be glad to address them.

The first issue we mentioned is the need for additional capital to support our bank's strong growth. At our current dividend rates, we would actually reduce capital by more than $10million every 5 years by paying out capital to shareholders in the form of cash dividends. Changing our cash dividend policy so that the bank retains capital will allow us to fund growth from within the bank, rather than us having to seek outside funding sources. The benefits of this strategy can hardly be overstated; it will allow the bank to grow while  shareholders  are able to keep  their  current  percentage  of stock ownership in Florida Community Bank's, Inc. without having to purchase additional shares of new stock.

This dividend policy is part of a capital plan that utilizes capital forms that do not dilute your ownership in Florida Community Bank's, Inc. by avoiding sales of new stock to new investors. We have recently completed the issuance of $10million in trust-preferred securities (a sophisticated form of borrowing which also counts as equity) allowing us to raise funds that could be down streamed into our subsidiary, Florida Community Bank, as capital for the bank. There are regulatory limits on these forms of capital however, and we recognized that at some point we would have to ask our shareholders to purchase additional stock or invite new investors to become shareholders in Florida Community Bank's, Inc. Currently, our subsidiary, Florida Community Bank, has total consolidated assets of approximately $470million. The capital plan your Board of Directors has put in place is expected to allow us to grow to more than $1billion in total assets without diluting the current shareholders' percentage of stock ownership.

The second issue we mentioned is that the investment strategy of many of our shareholders looks toward growth rather than current income and they have inquired about opportunities to reinvest their dividends in additional stock. Typical dividend reinvestment plans call for a company to pay out dividends that are then taxable income to the shareholder. In such a plan, reinvestment is made with the after tax portion of the dividend, or if the entire dividend amount is to be reinvested, shareholders must pay the tax on the dividend from other sources of income. We believe there is benefit to be gained with a plan that allows shareholders to reinvest the entire dividend amount without the need to raise other cash to pay taxes. Under our new dividend policy, shareholders will not have to pay tax on the shares they receive as a dividend until these shares are sold.

Finally, we believe there is obvious benefit to having liquidity in our stock for those who desire to sell shares of their stock. Currently we have a lengthy list of individuals who have contacted us stating they would like to purchase our stock. There have been relatively few sellers in the past year and many potential buyers have been waiting for some time. We are concerned that, without a reasonable level of stock sales, those waiting to purchase stock may lose interest. We believe a reasonable level of stock sales is important to enhance stock value. Under our new dividend policy, shareholders who would prefer to receive cash instead of the stock dividend may choose to sell their dividend shares, thus giving them the cash they seek while offering others the opportunity to invest in the our company.

In summary, here is how this all comes together to meet these objectives in a simple plan to discontinue cash dividends.

>> First, our present cash dividend policy would deplete capital while this plan retains more than $10million in earnings every 5 years to support growth.

>> Second, shareholders who want to reinvest dividends are able to do so with pretax dollars.

>> Third, those wanting cash can sell shares from stock dividends or stock splits. This meets their need for cash while addressing the issue of a growing list of those wanting to purchase bank stock.

Simply put, we believe the new dividend policy, which helps the bank meet anticipated capital requirements without selling new shares while at the same time permitting shareholders to choose between pretax stock dividend reinvestment on the one hand or cash from the sale of dividend shares, offers substantial advantage to all of our shareholders.

As you know, historically we have paid a cash dividend equal to about 1 1/2% of the value of your stock on December 1st of each year. While this plan discontinues that cash dividend, we are pleased to report that your Board of Directors has declared a 1.2 for 1 stock split payable to stockholders of record on November 12, 2002 and payable on December 2, 2002. In lieu of creating fractional shares, all fractions will instead receive cash equal to 2.25 times the October 31, 2002 closing book value adjusted for the split ($24 per full share).

If you are a shareholder who prefers to have cash at this time, please give me a call and I should be able to arrange a sale of all or part of your new shares to someone on our waiting list. Of course you always have the right to sell your shares in any other manner you choose as well. Likewise, if you or someone you know would like to purchase stock in Florida Community Bank's, Inc., if you will let me know, I will be happy to include you on our waiting list.

These are exciting times as your company continues to be among the leading performers in both the State and the Nation as evidenced by the enclosed third quarter financial report. We believe the formation of the holding company and the issuance of trust preferred securities are an important part of a solid capital plan. We believe our new dividend policy is also a significant move that will maximize the long-term value of your investment in the common stock of Florida Community Banks, Inc.

Sincerely,


Stephen L. Price
Chairman of the Board